BRADLEY PHARMACEUTICALS, INC.
                             CONDENSED CONSOLIDATED
                                 BALANCE SHEET
                                 June 30, 2001
                                  (UNAUDITED)

ASSETS

Current assets
--------------
Cash and cash equivalents                      $                 461,302
Short-term investments                                         2,200,000
Accounts receivable - net                                      2,859,887
Finished goods inventory                                       1,563,617
Deferred tax asset                                               344,718
Prepaid samples and materials                                    329,871
Prepaid expenses and other                                        95,604
                                                      ------------------
Total current assets                                           7,854,999

Property and equipment - net                                     727,421
Intangibles - net                                              7,663,154
Deferred tax asset                                               658,872
Other assets                                                      61,580
                                                      ------------------
Total Assets                                   $              16,966,026
                                                      ==================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
-------------------
Current maturities of long-term debt           $                 489,404
Revolving credit line                                             24,990
Accounts payable                                                 960,807
Accrued expenses                                               1,443,265
Income taxes payable                                             259,049
                                                      ------------------
Total current liabilities                                      3,177,515

Long-term debt, less current maturities                          771,159

Stockholders' equity
--------------------
Preferred stock, $.01 par value;
  authorized, 2,000,000 shares; issued, none                       -
Common stock, $.01 par value, authorized
  26,400,000; issued 8,262,852 shares at
  June 30, 2001                                               15,001,219
Common, Class B, $.01 par value, authorized
  900,000 shares, issued and outstanding,
  431,552 shares at June 30, 2001                                845,448
Treasury stock, at cost (719,232 shares at
  June 30, 2001)                                              (1,004,218)
Accumulated deficit                                           (1,825,097)
                                                     -------------------
                                                              13,017,352
                                                     -------------------
Total Liabilities & Stockholders' Equity      $               16,966,026
                                                     ===================

         See Notes to Condensed Consolidated Financial Statements